Exhibit 99.1

Arcturus Therapeutics Announces Appointment of Dr. Edward Holmes M.D. and Re-Appointment of Andy Sassine to the Board of Directors

San Diego, Calif, September 23, 2019 – Arcturus Therapeutics Holdings Inc. (“Arcturus Therapeutics”) (NASDAQ: ARCT), a leading messenger RNA medicines company focused on the discovery, development and commercialization of therapeutics for rare diseases, today announced that Professor Edward W. Holmes, M.D., joined the Board of Directors and Andy Sassine was re-appointed effective September 17, 2019.

“We are honored to have Dr. Edward Holmes join our Board of Directors and we look forward to engaging him at the Director level,” stated Dr. Peter Farrell, Chairman of the Board. “He has enjoyed an extensive career at the forefront of research, medicine and genetics and we look forward to leveraging his experience as we establish Arcturus as a leading RNA medicines company.”

Dr. Holmes said, “Throughout my career I have been fortunate to be actively involved in the medical and research communities across the healthcare spectrum and look forward to applying my expertise to benefit Arcturus in the development of messenger RNA medicines with Arcturus’s novel LUNAR® platform technology.”

Dr. Holmes is currently a Distinguished Professor of Medicine at the University of California, Vice Chancellor/Dean of Health Sciences Emeritus at the University of California, San Diego, and CEO/President of the Sanford Consortium for Regenerative Medicine. He became the Executive Deputy Chairman of the Biomedical Research Council and the Executive Chairman of the National Medical Research Council in Singapore in October 2006; he is currently a Senior Fellow in A*STAR and Advisor to the National Research Council of Singapore. He holds an appointment as the Lien Ying Chow Professor of Medicine at the Yong Loo Lin School of Medicine, National University of Singapore. For his contributions to the Singapore government, Dr. Holmes was made an Honorary Citizen in 2011, and he was awarded the President’s Science and Technology Medal in 2017.

Dr. Holmes also served on the Council of Advisors for the National Institute for Diabetes, Digestive, and Kidney Diseases of the National Institutes of Health. He served as Chair of the Research Advisory Board of GlaxoSmithKline, the SAB of Ajinomoto and Board of Directors of Tularik, Inc. He also served on the Grand Challenges Explorations Innovation Review Panel for the Gates Foundation. He has been elected to membership in the American Society for Clinical Investigation, the Association of American Physicians, Fellow of the American Association for the Advancement of Science, and a member of the United States National Academy of Medicine.

Andy Sassine is currently, and has been since January 2019, the Chief Financial Officer at Arcturus Therapeutics. He also serves on the Board of Directors of Nasdaq listed ICAD Inc. ICAD Inc. is a leading provider of advanced image analysis, workflow solutions and radiation therapy for early detection and treatment of cancer. Mr. Sassine served in various positions at Fidelity Investments from 1999 to 2012, including, most recently as Portfolio Manager. Between 2005 and 2011, he managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund. Mr. Sassine joined Fidelity as a high yield research analyst, covering the Telecommunications, Satellite, Technology, Defense and Aerospace, and Restaurant Industries and in 2001, joined the international group as a research analyst covering small and mid-cap international stocks. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech between 2009 and 2014. Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.

About Arcturus Therapeutics

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is an RNA medicines company with enabling technologies – LUNAR® lipid-mediated delivery and Unlocked Nucleomonomer Analog (UNA) chemistry – and mRNA drug substance along with drug product manufacturing. Arcturus’ diverse pipeline of RNA therapeutics includes programs to potentially treat Ornithine Transcarbamylase (OTC) Deficiency, Cystic Fibrosis, Glycogen Storage Disease Type 3, Hepatitis B, and non-alcoholic steatohepatitis (NASH). Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA, replicon RNA, antisense RNA, microRNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (175 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus’ commitment to the development of novel RNA therapeutics has led to collaborations with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceutical Companies of Johnson & Johnson, Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Company Limited, CureVac AG, Synthetic Genomics Inc. and the Cystic Fibrosis Foundation. For more information visit www.Arcturusrx.com

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, collaborations, the likelihood of success of the Company’s technology or potential development of any products, the status of preclinical and clinical development programs, the sufficiency of any drug substances or drug products to meet current goals or expectations, and the potential market or success of clinical development programs, are forward-looking statements. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties, including those discussed under the heading “Risk Factors” in Arcturus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019 and in subsequent filings with, or submissions to, the SEC. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward- looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contact

Neda Safarzadeh

Arcturus Therapeutics

(858) 900-2682

IR@ArcturusRx.com

Arcturus Investor Contacts

Michael Wood

LifeSci Advisors LLC

(646) 597-6983

mwood@lifesciadvisors.com